Exhibit 99.(H)(13)

Thompson Investment Management, Inc.

1255 Fourier Dr., Suite 200

Madison, Wisconsin 53717

November 18, 2020

Thompson IM Funds, Inc.

1255 Fourier Dr., Suite 200

Madison, Wisconsin 53717

Attn: Board of Directors

Re:	Expense Reimbursement and Fee Waiver Commitment

Ladies and Gentlemen:

This is to confirm the commitment of Thompson Investment Management, Inc., as investment adviser to the Thompson LargeCap Fund, to waive fees and/or reimburse expenses from March 31, 2021 through March 31, 2022 so that the annual operating expenses of the LargeCap Fund do not exceed 0.99% of average daily net assets.

Very truly yours,

Thompson Investment Management, Inc.

By:	/s/ Jason L. Stephens

Name:	Jason L. Stephens

Title:	Chief Executive Officer